SPARK ENERGY, INC. ANNOUNCES FIRST QUARTER COMMON STOCK DIVIDEND AND INITIAL PREFERRED STOCK DIVIDEND
HOUSTON, Apr. 19, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark” or the “Company”), announced today that its Board of Directors has declared a quarterly cash dividend for the first quarter of 2017 in the amount of $0.3625 per share of common stock. This amount represents an annualized dividend of $1.45 per share. The first quarter dividend will be paid on June 14, 2017 to holders of record on May 30, 2017 of Spark’s Class A Common Stock.
Additionally, in accordance with the terms of the 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) of the Company, the Board of Directors has declared an initial cash dividend for the period from the date of issuance of the Series A Preferred Stock through June 30, 2017 in the amount of $0.72917 per share of the Series A Preferred Stock. This amount represents an annualized dividend of $2.1875 per share. The dividend will be paid on July 15, 2017 to holders of record on July 1, 2017 of Spark’s Class A Preferred Stock.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 91 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727

Media:
Eric Melchor, 281-833-4151